Exhibit 10.1

August 12, 2004

Bob Meagher

Dear Bob:

We are pleased to offer you the position of Executive Vice President, Sales and Marketing with Digital Insight Corporation (the “Company” or “Digital Insight”), contingent upon establishing a mutually acceptable start date. It is the Company’s intent to establish a start date no later than October 1, 2004.

In this capacity you will report to Jeff Stiefler, Chairman, President, and Chief Executive Officer. You will be classified as an exempt, full time employee and receive an annual salary of $260, 000, which will be paid in accordance with the Company’s normal pay procedures. Additionally, commencing on your hire date, you will be eligible to participate in the Company’s Executive Incentive Program with targeted bonus compensation equal to 50% of you annual salary subject to the terms and conditions of the program. The amount of the bonus award is subject to the sole discretion of the Company, based upon performance targets for you and/or the Company. For performance in 2004, this bonus will be guaranteed but will be pro rated for the year. For performance in 2005, the bonus award will have a minimum guarantee of $40,000. Also, Digital Insight will provide you with a sign-on bonus of $50,000 to be paid with the first full payroll cycle following your date of hire.

Per our discussion, the Company will provide you with a $50,000 lump sum relocation stipend to cover all expenses associated with relocating to the Calabasas area. The company will also provide temporary corporate housing up to a maximum of six months. In addition, the Company will provide a $40,000 annual real estate adjustment amount payable in equal installments during each payroll period for two (2) years from your date of hire. Both the relocation stipend and annual real estate adjustment amounts will be subject to applicable taxes.

Subject to Board approval, you will be granted a stock option to purchase 150,000 shares of Digital Insight Common Stock. The exercise price of the option will be the fair market value on your start date, which is equal to the Nasdaq closing price of the Company’s stock on the previous trading day. The shares underlying the option will vest over a 48-month period with 25% vesting 12 months after your date of hire and 1/48th of the total grant vesting monthly thereafter. The stock option grant is subject to the standard terms and conditions of the Company’s stock option plan and will be documented separately by the Company’s standard stock option agreement. Following a “Change in Control” of the Company, in the event of a termination other than for “Cause,” subject to your execution and delivery of a release in form acceptable to the Company you will receive (i) an amount equal to one (1) year base salary at the time of termination; and (ii) 50% vesting acceleration of the remaining unvested shares underlying your option as of the termination date.

As used in this letter, termination for “Cause” means a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that you:

•	Are or have been dishonest, incompetent, or negligent in the discharge of your duties to the Company or have refused to perform stated or assigned duties; or

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•	Have committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); or

•	Have materially breached any of the provisions of any agreement with the Company or an affiliated entity; or

•	Have engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship.

A termination for Cause will be deemed to occur (subject to reinstatement upon a contrary final determination by the Board) on the date when the Company first delivers notice to you of a decision to invoke a termination for Cause and will be final in all respects on the date final written notice of a termination for Cause is delivered to you.

For the above purposes, a termination by the Company other than for Cause includes a termination of employment by you within 30 days following the assignment of any duties to you which is materially inconsistent with, or reflecting a materially adverse change in, your position, duties, responsibilities or status with the Company; provided you shall have first notified the Company in writing describing the event(s) which constitute such termination right and the Company failed to cure such event(s) within 30 days after receipt of such written notice.

As used in this offer letter, a “Change in Control” means any of the following transactions to which the Company is a party:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company’s incorporation, or (B) a transaction in which the Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

(iii)	any reverse merger in which the Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

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In addition, subject to Board approval, you will receive a grant of 4,000 shares of Digital Insight common stock subject to vesting restrictions over a two (2) year period from the date of grant. On your one (1) year employment anniversary, 2,000 of the 4,000 shares will vest. The remaining 2,000 shares will vest on your two (2) year employment anniversary with the Company. The restricted stock grant is subject to the standard terms and conditions of the Company’s stock plan and will be documented separately by the Company’s standard restricted stock purchase agreement. You may be required to pay a nominal sum to receive the shares.

You will be eligible to receive Company benefits enjoyed by all Digital Insight employees in accordance with the eligibility terms and conditions of these programs. As an executive of the Company you will be exempt from the normal limits on paid time off that are defined in the Employee Handbook, and the Company will not accrue paid time off for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of your supervisor. Participation in the Company’s AXIS.ABLE Flex Benefits program will be effective on the first of the month following 30 days of employment. These programs will be reviewed with you in detail during your new hire orientation.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As an employee of the Company, you will also be expected to abide by other Company rules, regulations and policies and acknowledge in writing that you have read and agree to abide by the Company’s Employee Handbook and the Code of Ethics and Business Conduct (once they have been made available to you). Employment is also conditioned upon satisfactory results from a background investigation.

For purposes of federal immigration law, you will be required to provide proof of eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or the Company’s employment relationship with you may be terminated.

It is understood that employment is at the mutual consent of the employee and the Company. Accordingly, either the employee or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation except as defined in this letter.

For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. This letter may not modified or amended except by a written agreement, signed by you and the Chairman, President, and Chief Executive Officer.

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To accept this offer, please sign and date this letter below and return it to me via fax at (818) 871-2939.

I am delighted to extend this offer to you, and look forward to working with you at Digital Insight.

Very truly yours,

DIGITAL INSIGHT CORP.

/s/ Jeff Stiefler Jeff Stiefler
Chairman, President, and Chief Executive Officer

Acknowledged and agreed to:

/s/ Bob Meagher Bob Meagher

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